UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Murray, III, James K.
   Two Piedmont Center, Suite 400
   3565 Piedmont Road, N.E.
   Atlanta, Georgia  30305-1502
2. Issuer Name and Ticker or Trading Symbol
   Medirisk, Inc. (MDMD)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   03/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D   Price       End of Month   I
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Common Stock                                  03/02/98    S        100,000       D   $19.25000                  I   by Corp. (1)
Common Stock                                  03/25/98    S         40,000       D   $22.25000                  I   by Corp. (1)
Common Stock                                  03/25/98    S         20,000       D   $22.37500                  I   by Corp. (1)
Common Stock                                  03/31/98    S          6,000       D   $22.12500    314,442       I   by Corp. (1)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative

                               Security                       Code  V   A                D                Exercisable  Expiration
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
Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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
1)Title of Derivative          3)Trans-  7)Title and Amount                          8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                               of Deri-    Derivative        Indirect
                               Date      Securities                                  vative      Securities    D   Beneficial
                                                                        Amount or    Security    Beneficially  or  Ownership
                                                                        Number of                Owned at      I
                                -        Title                          Shares                   End of Month
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
Explanation of Responses:

(1)
Shares were held by HealthPlan Services Corporation, which at the time of sale was at least a 50% equity holder of Sykes HealthPlan
Services, Inc., of which the reporting person was then an executive officer.

SIGNATURE OF REPORTING PERSON
/S/ Murray, III, James K.
DATE 4/3/98